Exhibit 99.1

NeurogesX, Inc. Stephen Ghiglieri Chief Financial Officer (650) 358-3310	The Ruth Group Stephanie Carrington / Sara Ephraim (investors) (646) 536-7017 / 7002 scarrington@theruthgroup.com sephraim@theruthgroup.com

Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

NeurogesX Reports Third Quarter 2008 Results

Third Quarter 2008 Corporate Highlights:

•	Submitted NDA with FDA for NGX-4010 for management of pain associated with PHN

•	Responded to EMEA’s scheduled Day 120 questions regarding MAA under review for NGX-4010 in peripheral neuropathic pain

San Mateo, Calif., (November 6, 2008) – NeurogesX, Inc. (NASDAQ: NGSX), a biopharmaceutical company focused on developing and commercializing novel pain management therapies, today reported results for the quarter ended September 30, 2008.

During the third quarter, NeurogesX made significant progress on the regulatory front and continued pre-commercialization activities to support the potential marketing approvals and launch of NGX-4010. In October 2008, the new drug application (NDA) for NGX-4010 for the management of pain associated with postherpetic neuralgia (PHN) was submitted on schedule to the FDA. In September 2008, the Company submitted its response to the European Medicines Agency’s (EMEA) scheduled Day 120 questions regarding the marketing authorization application (MAA) for NGX-4010. The MAA, filed under the centralized procedure, is currently under EMEA review for peripheral neuropathic pain.

Anthony DiTonno, President and CEO, commented, “NeurogesX is dedicated to advancing all activities necessary to support the potential marketing approvals of NGX-4010 in both Europe and the United States. We are thrilled with the progress we’ve made in the past two months with the submission of our NDA to the FDA for NGX-4010 for the management of pain associated with PHN, and the submission of our response to the EMEA’s scheduled Day 120 questions regarding our MAA for peripheral neuropathic pain. NGX-4010 has the potential to receive a decision from the EMEA in the first half of 2009 and we anticipate the PDUFA date from the FDA for the NGX-4010 NDA to be in the second half of 2009. In preparation for the potential commercialization of NGX-4010 in Europe, we remain focused on securing a European commercialization partner. In the United States, while we remain confident that NGX-4010 for the management of pain associated with PHN can be launched effectively and efficiently using our own sales force targeting leading pain specialists, the current economic environment has prompted us to evaluate possible commercial partnerships for the potential U.S. launch of NGX-4010.”

Third Quarter 2008 Financial Results

Total operating expenses for the third quarter of 2008 were approximately $6.3 million, including $373,000 of non-cash stock-based compensation expense, compared to approximately $9.5 million, including $389,000 of non-cash stock-based compensation expense, for the third quarter of 2007. The decrease in operating expenses was primarily attributed to lower costs associated with clinical studies of NGX-4010 as the Company had no large-scale clinical studies ongoing during the quarter. Partially offsetting lower clinical costs were increased internal regulatory expenses to support the submission of a new drug application for NGX-4010 in PHN with the FDA, increased expenses related to pre-commercialization activities for NGX-4010 and higher general and administrative expenses due to increased spending on general infrastructure and to support being a public company.

Net loss for the third quarter of 2008 was approximately $6.3 million, compared to a net loss of $9.2 million for the third quarter of 2007. Net loss per share attributable to common stockholders was $0.36 per share and $0.68 per share for the three months ended September 30, 2008 and 2007, respectively, based on weighted average shares outstanding of 17,538,886 and 13,429,471 respectively. The weighted average shares used in computing loss per share attributable to common stockholders exclude anti-dilutive securities such as stock options and warrants.

Cash, cash equivalents and short-term investments were approximately $30.8 million as of September 30, 2008, compared to $38.0 million at June 30, 2008.

Stephen Ghiglieri, CFO, commented, “In this difficult financial market, we are dedicating our financial resources primarily to obtain marketing approvals for NGX-4010. By pursuing this focused strategy, we believe our existing cash resources are sufficient to move us through expected regulatory decisions in both the U.S. and Europe, and potentially into early 2010. Our objective is to ensure an effective launch of NGX-4010, if approved, in both Europe and the United States. We intend to achieve this through effective cost management, including a near-term focus on activities for NGX-4010 that support the ongoing regulatory review processes and our reimbursement strategies and through commercial partnerships and other non-equity sources of funding. In addition, we anticipate that these other sources of funding could create opportunities to more rapidly advance our development initiatives in addition to effectively launching NGX-4010 in the United States. Given the current state of the equity markets, we have no current intention to raise equity capital in the public markets.”

Clinical Development Update

NeurogesX’ near-term clinical focus is to secure regulatory approvals of the NDA and MAA for NGX-4010. Regarding the potential for additional clinical studies in HIV-DSP and/or PDN, NeurogesX continues to evaluate the appropriate scope and nature of future studies, if any, in these indications. The timing for initiating such studies will be based in part on availability of financial resources.

NGX-1998, the Company’s second-generation, liquid formulation of high-concentration capsaicin (10% trans-capsaicin) is currently being investigated in a Phase 1 clinical study designed to evaluate potential control formulations for use in later-stage clinical studies. The study has completed enrollment and the data is currently under analysis.

Conference Call Details

The Company will hold a conference call today at 4:30 p.m. ET (1:30 p.m. PT). To participate in the conference call, please dial 1-877-407-0789 (USA) or 1-201-689-8562 (International). In addition, a dial-up replay of the conference call will be available beginning November 6, 2008 at 8:00 p.m. ET (5:00 p.m. PT) and ending on November 16, 2008. The replay telephone number is 1-877-660-6853 (USA) or 1-201-612-7415 (International), Account Number: 3055, Conference ID Number: 301804.

A live web cast of the call will also be available from the Investor Relations section on the corporate web site at http://www.neurogesx.com. A web cast replay can be accessed on the corporate web site beginning November 6, 2008 at the same time as the conference call and will remain on the site for one month ending December 6, 2008.

About NeurogesX, Inc.

NeurogesX (NASDAQ: NGSX) is a biopharmaceutical company focused on developing and commercializing novel pain management therapies. Its initial focus is on chronic peripheral neuropathic pain, including postherpetic neuralgia (PHN), painful HIV-distal sensory polyneuropathy (HIV-DSP) and painful diabetic neuropathy (PDN). NeurogesX’ late stage product portfolio is led by its product candidate NGX-4010, a dermal patch designed to manage pain associated with peripheral neuropathic pain conditions, that the Company believes offers significant advantages over other pain therapies. NeurogesX submitted a new drug application (NDA) for NGX-4010 with the U.S. Food and Drug Administration (FDA) in October 2008 for PHN, which is subject to acceptance by the FDA. Additionally, a marketing authorization application (MAA) for NGX-4010 seeking approval for peripheral neuropathic pain is currently under review by the European Medicines Agency (EMEA).

NeurogesX’ second most advanced product candidate, NGX-1998, is a topically applied, liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions. NGX-1998 is currently in a Phase 1 clinical trial. The objective of the development program for NGX-1998 is to determine its ability to provide protracted pain relief from a single treatment. As a liquid, NGX-1998 is expected to be suitable for areas of the skin where dermal patches may be difficult or impractical to apply, such as the hairline. NGX-1998 is being developed with the goal of it becoming a product that has the potential to be used by a broad spectrum of the physician population. NGX-1998 was previously studied in two Phase 1 studies in healthy volunteers conducted under an exploratory investigational new drug application.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, possible approval of NeurogesX’ product candidates by the FDA or EMEA; estimations of the PDUFA date timing; plans and ability for commercial launch of NGX-4010; the sufficiency of cash resources to fund operations into 2010; plans for, and the potential timing of, establishment of commercialization partnerships in Europe and the United States, and the potential utility of such partnerships in connection with NeurogesX’ non-NGX-4010 development efforts; the potential markets for NeurogesX’ product candidates; expected benefits of NeurogesX’ product candidates; and the suitability of NGX-1998 for certain treatments and potential usage by broader physician populations. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, NeurogesX’ product candidates may have unexpected adverse side effects or inadequate therapeutic efficacy; positive results in clinical trials may not be sufficient to obtain FDA or European regulatory approval; any regulatory approvals which are received may be limited to certain indications; maintaining or obtaining adequate cash and other resources to carry on operations through potential regulatory approval of NGX-4010 and to carry out activities to commercialize NGX-4010, if approved; difficulties or delays in NeurogesX entering into commercialization partnerships for NGX-4010; physician or patient reluctance to use NGX-4010 or NGX-1998, if approved, or the inability of physicians to obtain sufficient reimbursement for such procedures; potential alternative therapies; maintaining adequate patent or trade secret protection without violating the intellectual property rights of others; other difficulties or delays in, clinical development, obtaining regulatory approval, market acceptance and commercialization of NeurogesX’ product candidates and the advantages of NeurogesX’ product candidates over other pain therapies. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.

NeurogesX, Inc.

(A Development Stage Company)

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Operating expenses:
Research and development(1)	$3,653	$7,481	$13,607	$19,667
General and administrative(2)	2,677	1,973	8,027	5,042

Total operating expenses	6,330	9,454	21,634	24,709

Loss from operations	(6,330)	(9,454)	(21,634)	(24,709)
Interest income	212	562	1,001	1,229
Interest expense	(183)	(299)	(640)	(948)
Other income (expense), net	(12)	—	26	360

Net loss	(6,313)	(9,191)	(21,247)	(24,068)
Accretion of redeemable convertible preferred stock	—	—	—	(4,626)

Loss attributable to common stockholders	$(6,313)	$(9,191)	$(21,247)	$(28,694)

Net loss per common share – basic and diluted:
Loss per share attributable to common stockholders	$(0.36)	$(0.68)	$(1.21)	$(3.86)

Shares used to compute basic and diluted loss per share attributable to common stockholders	17,538,886	13,429,471	17,508,094	7,434,588

Non-cash stock-based compensation expense included in operating expenses:

(1) Research and development	$183	$210	$597	$735
(2) General and administrative	190	179	570	685

	$373	$389	$1,167	$1,420

NeurogesX, Inc.

(A Development Stage Company)

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2008	December 31, 2007
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$17,800	$31,478
Short-term investments	13,048	21,373
Prepaid expenses and other current assets	624	585

Total current assets	31,472	53,436
Property and equipment, net	518	453
Restricted cash	240	240
Other assets	24	56

Total assets	$32,254	$54,185

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$863	$1,712
Accrued compensation	1,009	680
Accrued research and development	1,427	1,198
Other accrued expenses	971	1,848
Notes payable - current portion	3,294	3,859

Total current liabilities	7,564	9,297
Non-current liabilities:
Notes payable – non-current portion	740	3,024
Deferred rent	273	156
Accrued research and development – non-current	—	347

Total non-current liabilities	1,013	3,527
Stockholders’ equity:
Common stock	18	17
Additional paid-in capital	208,964	205,417
Deferred stock-based compensation	(4)	(15)
Accumulated other comprehensive income	55	51
Deficit accumulated during the development stage	(185,356)	(164,109)

Total stockholders’ equity	23,677	41,361

Total liabilities and stockholders’ equity	$32,254	$54,185

(1)	The balance sheet at December 31, 2007 has been derived from the audited consolidated financial statements at that date.